SCHEDULE 14A INFORMATION

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eFunds Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2004
Proxy Statement
ITEM 1: ELECTION OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
Compensation Committee Report on Executive Compensation
ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3. OTHER BUSINESS

eFunds Corporation Gainey Center II, Suite 300 8501 N. Scottsdale Road Scottsdale, Arizona 85253

E.FUNDS LOGO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2004

To the Stockholders of eFunds Corporation:

The 2004 annual meeting of stockholders will be held at the Boulders Resort, 34631 North Tom Darlington Drive, Carefree, Arizona 85377 on Thursday, May 20, 2004 at 12:00 p.m., Scottsdale, Arizona time, for the following purposes:

1.	to elect two Directors to hold office until the 2007 annual meeting of stockholders;

2.	to consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2004; and

3.	to take action on any other business that may properly come before the meeting.

Stockholders of record at the close of business on March 31, 2004 are entitled to vote at the meeting and at any adjournment thereof.

Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

By Order of the Board of Directors:

/s/ STEVEN F. COLEMAN
Steven F. Coleman
Secretary

April 22, 2004

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

Proxy Statement

2004 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 20, 2004

The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2004 annual meeting (including any adjournments) of stockholders of the Company to be held May 20, 2004. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 28, 2004.

Questions And Answers About The Annual Meeting And Voting

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of two directors and the ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the meeting?

The Board has set March 31, 2004 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 31, 2004, you are entitled to vote at the meeting.

As of the record date, 47,794,529 shares of common stock were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 47,794,529 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, by telephone or over the Internet.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in the Company. To ensure that all of these shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of a director?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of our director nominees.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for a nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of KPMG LLP as our independent auditors.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on any proposal or the election of directors.

If you abstain from voting on the proposal to ratify the selection of KPMG LLP as our independent auditor, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for a director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

FOR the nominees for director; and

FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004.

What if I sign and return my proxy card but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:

FOR the nominees for director; and

FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.

Unless revoked, all properly submitted proxies will be voted.

How can I attend the meeting?

Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained D.F. King & Co. to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

ITEM 1: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are seven directors. The term of the Class I directors (Richard J. Almeida, Sheila A. Penrose and Jack Robinson) expires at the Meeting. The terms of the Class II and Class III directors expire at the 2005 and 2006 annual meetings of the Company’s stockholders, respectively. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Mr. Almeida and Ms. Penrose for election to the Board at the meeting for a term expiring in 2007. Mr. Robinson has declined to stand for re-election given the change in business circumstances brought about by IBM Corporation’s recently announced intention to purchase Daksh eServices Pvt. Ltd., a provider of offshore outsourcing services that competes with our Global Outsourcing business. Mr. Robinson currently serves as vice president business development, sales and distribution finance for IBM.

Nominees for Election to the Board of Directors

Class I (Term Expiring in 2007)

Richard J. Almeida, age 61, is the retired chairman and chief executive officer of Heller Financial Inc. (“Heller Financial”), a worldwide commercial finance company that was acquired by General Electric Capital Corporation in 2001. Prior to his 14-year tenure at Heller Financial, Mr. Almeida held a variety of management and banking positions with Citicorp and Citibank, both of which are subsidiaries of Citigroup Inc., a global financial services holding company. Mr. Almeida also serves as a director of Corn Products International, Inc. Mr. Almeida joined our board in October 2003.

Sheila A. Penrose, age 58, has served as the president of The Penrose Group, a provider of executive advisory services on financial and organizational strategies, since her retirement from Northern Trust Corporation in September 2000. Ms. Penrose also serves as executive advisor to Boston Consulting Group. While with Northern Trust, Ms. Penrose served as president of Corporate and Institutional Services and as a member of the management committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose was elected to the Board of Directors of the Company in December 2000. Ms. Penrose also serves as a director of Jones Lang LaSalle Incorporated.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Mr. Almeida and Ms. Penrose to our Board. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required for the election of each as a director nominee. If any of the above-named persons is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.

Members of the Board of Directors Continuing in Office

Class II (Term expiring in 2005)

Janet M. Clarke, age 51, Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its president since June 2003 and from 2001 to 2002. She was the chief marketing officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chairman and chief executive officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its KnowledgeBase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young and Rubicam, Ms. Clarke served as managing director, global database marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke is also a director of Cox Communications, Inc. and ExpressJet Holdings, Inc. Ms. Clarke was elected to the Company’s Board of Directors in December 2000.

Robert C. Nakasone, age 56, has served as chief executive officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to this position, Mr. Nakasone served as chief executive officer of Toys “R” Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in a variety of other positions with Toys “R” Us, including president and chief operating officer from January 1994 to February 1998 and vice chairman and president of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone was elected to the Company’s Board of Directors in February 2003. Mr. Nakasone also serves on the board of directors of Staples Inc. (“Staples”).

Members of the Board of Directors Continuing in Office

Class III (Term Expiring in 2006)

Paul F. Walsh, age 54, has served as the Chairman of our Board of Directors and our Chief Executive Officer since September 16, 2002. Between March 2000 and September 2002, Mr. Walsh was chairman and chief executive officer of Clareon Corporation (“Clareon”), an electronic payments provider. Mr. Walsh served as chairman and chief executive officer of MaineStay Holdings L.L.C., a private equity investment firm, from September 1998 until January 1999 when MaineStay formed iDeal Partners, an equity investment partnership between MaineStay, Berkshire Partners and BancBoston Capital. Mr. Walsh served as chairman and chief executive officer of iDeal Partners until he joined Clareon. From February 1995 to September 1998, Mr. Walsh was president and chief executive officer of Wright Express Corporation, an information and financial services company. From January 1990 until January 1995, Mr. Walsh was chairman of BancOne Investor Services Corporation, a financial services company. Mr. Walsh also serves as a director of Staples.

John J. (Jack) Boyle III, age 56, became a member of the Board of Directors in June 2000 and has served as our Lead Director since May 2002. Mr. Boyle has served as president and chief executive officer of Equallogic, Inc., a developer of enterprise-wide network storage solutions since September 2003. From April 2000 until July 2003, Mr. Boyle served as chief executive officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as president and chief executive officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle also served as chairman of the board of directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC Telecommunications, Inc. (“ADC”) in October 1999 and Mr. Boyle served as a senior vice president of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC Telecommunications, Inc.

The Board of Directors has also appointed Hatim A. Tyabji, 60, to the Board as a Class II director effective as of May 20, 2004, provided that Mr. Tyabji remains ready and willing to serve as of such date. Mr. Tyabji has served as the executive chairman of Bytemobile, a wireless Internet infrastructure provider, since July 2001. Prior to this position, Mr. Tyabji served as chairman and chief executive officer of Saraide, Inc., a provider of Internet and wireless data services, from September 1998 until March 2000. From November 1986 until March 1998, Mr. Tyabji served as president and chief executive officer of VeriFone, Inc., which was acquired by Hewlett Packard Company in June 1997. Mr. Tyabji also served as chairman of VeriFone from 1992 until 1998. VeriFone is a global provider of transaction automation systems and Internet commerce solutions. Mr. Tyabji was a member of our Board from June 2000 until May 2002 and he also serves as a director of Best Buy Company, Inc.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2004 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Outstanding Shares

Royce & Associates, LLC(1)	5,248,275	10.98%
1414 Avenue of the Americas New York, New York 10019
Harris Associates L.P.(2)	3,630,000	7.60%
Two North La Salle Street Suite 500 Chicago IL 60602
Brahman Management, LLC(3)	2,806,100	5.87%
Brahman Capital Corp. 350 Madison Avenue, 22nd Floor New York, New York 10172
Barclays Global Investors NA(4)	2,636,579	5.52%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105
Paul F. Walsh(5)	124,772	*
Thomas S. Liston(6)	87,500	*
Clyde L. Thomas(7)	20,528	*
Rahul Gupta(8)	31,736	*
Steven F. Coleman(9)	136,533	*
Richard J. Almeida	1,000	*
John J. (Jack) Boyle III(10)	27,158	*
Janet M. Clarke(11)	18,312	*
Robert C. Nakasone(12)	8,020	*
Sheila A. Penrose(11)	22,312	*
Jack Robinson(10)	28,407	*
All directors and executive officers as a group (17 persons)(13)	572,505	1.19%

*	Less than 1%

(1)	Based on a Schedule 13G, dated as of March 8, 2004, filed with the Securities and Exchange Commission (the “Commission”). According to such Schedule, Royce & Associates LLC, an investment advisor, has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the shares indicated.

(2)	Based on a Schedule 13G, dated February 12, 2004, filed with the Commission by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust which beneficially owns 2,695,000 shares (5.64% of the outstanding shares of the Company’s Common Stock), although Harris does not consider the Trust to be controlled by such persons. Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the Trust. Harris also has the shared power to direct the vote of an additional 935,000 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares.

(3)	Based on a Schedule 13G, dated February 17, 2004, filed with the Commission by Brahman Partners II, L.P. (“Brahman II”), Brahman Partners III, L.P. (“Brahman III”), Brahman Institutional Partners, L.P. (“Brahman Institutional”), Brahman C.P.F. Partners, L.P. (“Brahman C.P.F.”), BY Partners L.P. (“BY Partners”), Brahman Management, L.L.C. (“Brahman Management”), Brahman Capital Corp. (“Brahman Capital”), Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik. Brahman II, Brahman III, BY Partners, Brahman Institutional and Brahman C.P.F. are private investment partnerships, the sole general partner of which is Brahman Management. As the sole general partner of these entities, Brahman Management has the power to vote and dispose of the shares of Common Stock owned by each of Brahman II (359,000 shares), Brahman III (245,300 shares), BY Partners (756,000 shares), Brahman Institutional (341,200 shares) and Brahman C.P.F. (221,700 shares), and, accordingly, may be deemed the direct “beneficial owner” of such shares. The managing members of Brahman Management are Peter Hochfelder, Mitchell Kuflik and Robert Sobel. Pursuant to an investment advisory contract (and, in the case of BY Partners, pursuant to an arrangement between Brahman Management and Brahman Capital), Brahman Capital currently has the power to vote and dispose of shares of Common Stock held for the account of each of Brahman Partners II Offshore, Ltd., an advisory client of Brahman Capital, and a separately managed account (which collectively own 882,900 shares) and BY Partners (756,000 shares) and, accordingly, may be deemed the direct “beneficial owner” of such shares. Peter Hochfelder, Robert Sobel and Mitchell Kuflik are the executive officers and directors of Brahman Capital.

(4)	Based on a Schedule 13G dated February 13, 2004, filed with the Commission by Barclays Global Investors NA, a bank (“Barclays Bank”), and Barclays Global Fund Advisors, an investment advisor (“Barclays Advisors”). According to such Schedule 13G, Barclays Bank is the beneficial owner of 1,791,077 shares of stock and has sole voting and dispositive power with respect to 1,516,046 of such shares. Barclays Advisors is the beneficial owner of 845,502 shares and has sole voting and dispositive power with respect to such shares.

(5)	Includes 102,564 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6)	Includes 87,500 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 19,166 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 28,866 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 127,459 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 22,158 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 18,312 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)	Includes 4,620 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(13)	Includes 511,115 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the other executive officers who were the most highly compensated for 2003. This proxy statement refers to the individuals named below as the Named Executive Officers.

					Long-Term
					Compensation
					Awards

		Annual Compensation			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)

Paul F. Walsh(4)	2003	$500,000	$315,012	$10,676	—	—	$26,353
Chairman and Chief	2002	$145,840	$87,500	$22,571	$500,000	307,692	$36,539
Executive Officer
Thomas S. Liston(5)	2003	$252,650	$81,003	—	—	175,000	—
Chief Financial Officer	2002	$254,000	—	—	—	—	—
Clyde L. Thomas(6)	2003	$200,000	$81,003	$1,123	—	—	$31,601
Senior Vice President,	2002	$32,700	—	$16,629	—	57,500	$45,781
Technology and CIO
Rahul Gupta(7)	2003	$212,650	$86,129	$23,432	—	86,600	$57,391
Senior Vice President,
Division Executive
Risk Management
Steven F. Coleman	2003	$245,000	$55,127	$2,977	$49,000	30,000	$25,113
Senior Vice President,	2002	$245,000	—	$39,722	—	54,000	$15,471
General Counsel and	2001	$225,000	$64,415	$10,699	—	35,000	$33,709
Secretary

(1)	In accordance with the rules of the Securities and Exchange Commission, incidental compensation which does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus for the year in which the compensation was paid is omitted. For 2002, the amounts reported were: Mr. Coleman ($12,000(car allowance) and $18,263 (fees paid to tax and financial advisors)).

(2)	As of December 31, 2003, the Company had a total of 76,478 restricted stock units outstanding with an aggregate value of $1,326,893 based on the closing price ($17.35 per share) of the Company’s common stock on December 31, 2003. 90% of the restricted stock units (6,921 units) awarded to Mr. Coleman in 2003 vested and were converted into shares on March 12, 2004. The amount of the units that vested and were so converted was determined based upon the Company’s performance versus the targets under its annual incentive plan for 2003. The 2002 award (53,079 units) to Mr. Walsh will vest and be converted into shares in three equal installments on the three succeeding anniversaries of the date of grant, subject to acceleration if we terminate Mr. Walsh’s employment without cause or if Mr. Walsh terminates his employment for good reason or if there is a change in control of the Company. Dividend equivalent payments would be made on the Company’s outstanding restricted stock units if the Company were to pay any dividends on its Common Stock.

(3)	All other compensation consists of annual matching and profit-sharing contributions to our 401(k) plan and our deferred compensation plan. For 2003, the amounts contributed were: Mr. Walsh, $20,500 and $0; Mr. Liston $0 and $0; Mr. Thomas, $20,500 and $0; Mr. Gupta, $20,500 and $0; and Mr. Coleman $20,500 and $4,613.

All other compensation also includes income recognized for relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that was paid to executives under the Company’s relocation program. The Named Executive Officers recognized income in the following amounts under this program during 2003: Mr. Walsh ($5,853); Mr. Thomas ($11,101); and Mr. Gupta ($36,891). All other compensation also includes signing bonuses.

(4)	Mr. Walsh joined the Company on September 16, 2002.

(5)	Mr. Liston began serving as our Chief Financial Officer on July 1, 2002. Mr. Liston acted as an independent contractor until April 1, 2003, at which point he became an employee of the Company.

(6)	Mr. Thomas joined the Company on November 4, 2002.

(7)	Mr. Gupta joined the Company on January 6, 2003.

Compensation Committee Report on Executive Compensation

Introduction

The Company’s officer compensation program is designed to attract and retain the skilled executives who are responsible for ensuring the Company’s future success in a competitive market for executive talent. The compensation program is also intended to align the interests of stockholders and management by linking the compensation of the Company’s executives to corporate performance and rewarding financial performance that increases stockholder value.

The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company’s senior executives. The Compensation Committee is currently composed of three members of the Board of Directors: Janet M. Clarke (Chairperson); John J. (Jack) Boyle III and Robert C. Nakasone. Mr. Nakasone became a member of the Compensation Committee in February 2003, succeeding Sheila A. Penrose. None of these directors is a current or former officer or employee of the Company.

The Compensation Committee is responsible for:

•	developing an executive compensation philosophy and related administrative policies;

•	administering the Company’s equity-based compensation programs;

•	determining the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other senior executives (together with the CEO, the “Executive Officers”) and ensuring that the Company’s compensation programs are competitive; and

•	approving the design of and establishing performance measurements and award levels under the Company’s short and long-term incentive compensation programs for the Executive Officers.

In the course of its deliberations, the Compensation Committee reviews compensation survey data from peer groups selected by independent compensation consultants for comparative data on the appropriate mix of compensation elements for and the overall compensation of the Executive Officers.

Officer Compensation Program

During 2003, the Compensation Committee sought generally to achieve a level of consistency with regard to the initial base salaries and bonus opportunities of the executives retained by the Company in late 2002 or early 2003. The base salary and bonus opportunity for the CEO and Executive Officers continuing in office were maintained at their existing levels.

For 2003, the annual incentive payments to the Company’s Executive Officers and its associates generally were linked to targets established by the Compensation Committee related to the Company’s 2003 revenues and operating income. The Company’s 2003 operating income slightly exceeded the targeted level while the Company’s 2003 revenues were somewhat below the related objective. As a result, annual bonuses for 2003 were paid at 90% of target.

Each Named Executive Officer (other than Mr. Walsh and Mr. Thomas, each of whom received an option when they joined the Company in late 2002) also received an option grant in 2003 and the awards are described elsewhere in this proxy statement under the caption “Option/SAR Grants in Last Fiscal Year.”

The Committee believes the amounts paid to the Executive Officers provide the Company’s senior management team with a competitive level of compensation.

2003 CEO Compensation

Paul F. Walsh

Mr. Walsh joined the Company as its Chief Executive Officer and Chairman of its Board of Directors on September 16, 2002. As part of Mr. Walsh’s retention, the Compensation Committee and Mr. Walsh negotiated a three-year employment agreement that provides Mr. Walsh with a minimum base salary of $500,000 per year and a minimum target annual bonus opportunity of $350,000. The actual annual bonus paid to Mr. Walsh depends upon the Company’s performance against parameters established annually by the Compensation Committee under the Company’s Annual Incentive Plan and other factors the Committee may deem relevant. For 2003, Mr. Walsh received a bonus of $315,012.

Mr. Walsh is also entitled to participate in the Company’s Stock Incentive Plan on generally the same terms and conditions as the other Executive Officers of the Company. In general, the Committee expects to make annual option and restricted stock unit grants to Mr. Walsh, although Mr. Walsh did not receive an equity-based award in 2003 because he received an option award and a grant of restricted stock units in the third quarter of 2002 when he joined the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage the Company’s business in the best interests of its stockholders. Under some circumstances, this practice may require the Company to pay compensation in excess of $1,000,000 to certain key executives. Under Section 162(m), if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” above, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and corporate performance-based requirements. The exercise of options granted under our Stock Incentive Plan and amounts paid under our Annual Incentive Plan will not be limited by Section 162(m). Although we intend to maximize the deductibility of compensation paid to the Company’s executive officers, we also intend to maintain the flexibility to take actions we consider to be in the Company’s best interests including, where appropriate, consideration of factors other than tax deductibility. The Committee expects that all compensation paid or awarded to the named executive officers in 2003 will qualify for deductibility.

Members of the Compensation Committee

Janet M. Clarke, Chairperson

John J. (Jack) Boyle III
Robert C. Nakasone

Options/SAR Grants In Last Fiscal Year(1)

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options/SARs	Exercise		Price Appreciation for
	Underlying	Granted to	or Base	Scheduled	Option Term(2)
	Options/SARs	Employees in	Price	Expiration
	Granted	Fiscal Year	(per share)	Date	5%	10%

Paul F. Walsh	—	—	—	—	—	—
Thomas S. Liston	175,000	16.73%	$7.30	04/01/13	$805,000	$2,035,250
Clyde L. Thomas	—	—	—	—	—	—
Rahul Gupta	86,600	8.28%	$9.13	01/06/13	$497,084	$1,260,030
Steven F. Coleman	30,000	2.87%	$7.08	02/14/13	$133,500	$338,511

(1)	The options shown were granted on April 1, 2003 (Mr. Liston), January 6, 2003 (Mr. Gupta) and February 14, 2003 (Mr. Coleman) at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. The options are exercisable in cumulative installments of 33 1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company (the option granted to Mr. Liston vests in two cumulative 50% installments over two years). The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes in control of the Company. No stock appreciation rights were granted to any of the Named Executive Officers during 2003. Mr. Walsh and Mr. Thomas did not receive an option grant in 2003 because they were granted options in late 2002 in connection with the commencement of their employment.

(2)	The 5 and 10 percent annual stock price appreciation is assumed to occur throughout the original scheduled term of the options shown. This calculation is for illustrative purposes only.

Aggregated Option/ SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/ SAR Values(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARS at		Options/SARS at
	Shares		Fiscal Year End		Fiscal Year End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Walsh	—	—	102,564	205,128	$813,333	$1,626,655
Thomas S. Liston	—	—	—	175,000	—	$1,758,750
Clyde L. Thomas	—	—	19,166	38,334	$158,120	$316,256
Rahul Gupta	—	—	—	86,600	—	$711,852
Steven F. Coleman	18,000	$116,255	87,792	77,667	$377,342	$515,810

(1)	None of the Named Executive Officers held or exercised any stock appreciation rights in 2003.

(2)	The value of the options at December 31, 2003 was determined by multiplying the difference between the exercise prices of the options and the closing price of the Company’s common stock on December 31, 2003 ($17.35 per share) by the number of shares underlying the options.

Employment Agreements

Paul F. Walsh. We have entered into an Executive Employment Agreement with Mr. Walsh related to his service as our Chairman and Chief Executive Officer. The initial term of the agreement began as of September 16, 2002 and expires on September 16, 2005, subject to extension. Under the agreement, Mr. Walsh receives a minimum salary of $500,000, subject to increase at the discretion of the Compensation Committee of our Board of Directors. Mr. Walsh is also eligible to receive annual cash bonuses based on the Company’s financial performance with a minimum target bonus opportunity equal to 70% of his base salary.

If, prior to the scheduled expiration of Mr. Walsh’s Executive Employment Agreement, we terminate Mr. Walsh’s employment other than for cause, or if Mr. Walsh terminates his employment for good reason, Mr. Walsh is entitled to a lump-sum payment equal to:

•	the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination;

•	an amount equal to the annual base salary that Mr. Walsh would have earned during the remaining term of his Executive Employment Agreement had his employment not been terminated; and

•	an amount equal to the annual bonus(es) that Mr. Walsh would have earned had he remained continuously employed throughout the scheduled term of his contract and been awarded his annual target bonus amount (pro rated for any year that would not have been completed in its entirety).

If the foregoing amounts do not exceed 150% of Mr. Walsh’s base salary as of the date of termination of his employment (the “Base Termination Amount”), the Company will instead pay Mr. Walsh the Base Termination Amount. We will also pay Mr. Walsh the Base Termination Amount if we elect not to renew his Employment Agreement upon its expiration.

Any options granted to Mr. Walsh will vest and become exercisable upon the expiration of his Employment Agreement. The vesting of Mr. Walsh’s options will also be accelerated if we terminate Mr. Walsh’s employment other than for cause or if Mr. Walsh terminates his employment for good reason. Options which so vest will remain exercisable for one year following the relevant termination date.

Mr. Walsh received a grant of 53,079 restricted stock rights upon the commencement of his employment in September 2002. These rights will also vest and be converted into shares of our common stock under the circumstances described above. In the event Mr. Walsh’s employment is terminated following any change in control of the Company, the post-termination provisions of his Change in Control Agreement (described below) would govern the payments to be made to him instead of his Executive Employment Agreement.

Mr. Walsh’s Executive Employment Agreement also provides that if any payment or benefit received or to be received by Mr. Walsh would be subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Walsh such additional amounts as may be necessary so that he realizes, after the payment of the excise tax and any income tax or excise tax on that additional amount, the amount of such compensation.

Thomas S. Liston. We have entered into an employment agreement with Mr. Liston related to his service as a Senior Vice President and our Chief Financial Officer. The term of the Agreement commenced on April 1, 2003 and will continue until March 31, 2005, subject to extension upon the mutual agreement of the parties. Under the Agreement, Mr. Liston receives a minimum base salary of $200,000 per year and is eligible to receive a minimum target annual bonus opportunity equal to 60% of his annual base salary. Mr. Liston is not entitled to any severance pay if his employment with the Company is terminated, regardless of the reason for any such termination.

Pursuant to the agreement, on April 1, 2003 we granted Mr. Liston a ten-year option, exercisable at $7.30 per share, to purchase 175,000 shares of our Common Stock. One-half of this option vested and became exercisable on March 31, 2004 and the balance of the option will vest and become exercisable on March 31, 2005. The vesting of the option is, however, subject to acceleration if Mr. Liston’s employment with the Company is terminated without cause following any change in control of the Company, in which event Mr. Liston will retain the option for up to one year following the termination of his employment. Mr. Liston will also retain this option for up to one year if he remains employed by us through the scheduled expiration of his employment agreement.

Clyde L. Thomas, Rahul Gupta and Steven F. Coleman. Each of Messrs. Thomas, Gupta and Coleman have previously entered into Transition Assistance Agreements that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.

Change in Control Agreements

We have Change in Control Agreements with each of Messrs. Walsh, Thomas, Gupta and Coleman. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.

Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary following any “business combination” involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of our Company and all other restricted shares and restricted stock units held by the officer under our stock incentive plan vest and are converted into shares of common stock on the date of any such event.

The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” we will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan permits eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under the Plan are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. 21 employees are currently participating in this Plan.

Corporate Governance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Governance Committee”). Mr. Boyle serves as our Lead Director. A description of the Audit and Compensation Committees and the functions they perform is contained in their committee reports, which appear elsewhere in this proxy statement. Each of our Committees has a written charter that is available for review on our website (www.efunds.com).

All of the members of our Board of Directors (other than Mr. Walsh) serve on the Governance Committee. Ms. Penrose has served as chair of this Committee since May 2002. The Governance Committee identifies prospective nominees for election to the Board, reviews their qualifications and nominates prospective candidates for election to the full Board of Directors. The Governance Committee also develops our Principles of Corporate Governance and oversees the evaluation of our Board of Directors, its Committees and our CEO. A copy of our Principles of Corporate Governance is available on our website (www.efunds.com).

Our Principles of Corporate Governance provide that at least two-thirds of our directors and all of the members of our Audit, Compensation and Governance Committees must be “independent” under the standards adopted by the New York Stock Exchange. The Board undertook a review of director independence in February 2004. As part of this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and executive officers of the Company or their affiliates. As a result of this review, the Board determined that all of our directors are independent within the meaning of applicable regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange, except for Mr. Walsh, who serves as our CEO.

Director Nominations

The Company’s Principles of Corporate Governance require that each director have the ability to apply good business judgment and be able to exercise his or her duties of loyalty and care. Candidates for the position of director should exhibit proven leadership capabilities, be of sound moral character, have experience exercising high levels of responsibilities within their chosen careers and have an ability to quickly grasp complex business and financial issues. In addition to these minimum criteria, our Governance Committee evaluates the qualifications of director nominees based on the needs of the Company at the time nominees are considered. The Governance

Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the nominee’s resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board for election. The Governance Committee would use the same process for evaluating all nominees, regardless of the original source of nomination. From time to time, the Governance Committee utilizes the services of third party search firms to assist in the identification or evaluation of Board member candidates.

The Governance Committee will consider nominations of qualified candidates for possible election to the Board that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the name of a candidate for consideration to the Governance Committee c/o Corporate Secretary, eFunds Corporation, 8501 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. Each such submission must contain: (1) the name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held. In order to be considered for possible nomination for election at the 2005 annual meeting of the Company’s stockholders, the Corporate Secretary must receive the submission no later than December 23, 2004.

No candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the 2004 annual meeting.

Pursuant to a Shareholder Agreement between the Company and MasterCard International Incorporated, MasterCard has the right to designate a qualified individual to serve on our Board if it acquires 10% or more of our outstanding shares of common stock. MasterCard does not currently have the right to have a representative elected to our Board.

Meetings and Compensation of Directors

There were eight meetings of the Board of Directors in 2003. The independent Board members meet in executive session without the presence of management in conjunction with each regularly scheduled meeting of the Board. The Lead Director acts as chair of these sessions. In addition, each of our standing committees regularly meets in executive sessions led by the Committee chair.

During 2003, the Audit Committee was composed of Messrs. Robinson (Chairman) and Boyle and Ms. Penrose. Mr. Almeida also became a member of the Audit Committee following his election to our Board in October 2003. The Board of Directors has identified Mr. Robinson as a current member of our Audit Committee who meets the definition of “Audit Committee Financial Expert” recently established by the Securities and Exchange Commission. The Audit Committee held 21 meetings in 2003. During 2003, the Compensation Committee was composed of Ms. Clarke (Chair), Mr. Boyle and Mr. Nakasone, who succeeded Ms. Penrose as a member of such committee in February 2003. The Compensation Committee held five meetings in 2003.

During 2003, each incumbent Director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend the annual meetings of our stockholders. Three of our directors attended our annual meeting in 2003.

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2003, Directors who were not employees of the Company (“Independent Directors”) each received a $25,000 annual board retainer

($35,000 for the chair of our Audit Committee and $30,000 for the chair of our Compensation Committee) and meeting fees of $1,500 ($2,500 for committee chairs). Since becoming our lead director in May 2002, Mr. Boyle receives a $15,000 supplemental board retainer and meeting fees of $2,500 for Board meetings. The fees payable for telephonic meetings are reduced by 50%. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Plan”). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under the Director Plan, each Independent Director may elect to receive his or her board and committee fees in restricted stock rights in lieu of cash (with each restricted stock right being deemed to have a value equal to the fair market value of one share of common stock on the date of issuance of the restricted stock right). The restricted stock rights are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of common stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Each restricted stock right receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock rights and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

During 2003, Messrs. Boyle, Nakasone and Robinson, Ms. Clarke and Ms. Penrose each received an option to purchase 13,862 shares of our common stock at an exercise price of $7.30 per share. Mr. Almeida received an option to purchase 1,667 shares at $13.49 per share when he joined our Board in October 2003. The options issued to the Independent Directors in 2003 vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors’ termination constituted an approved retirement). The Compensation Committee has determined that the termination of Mr. Robinson’s service on the Board due to a change in the business circumstances of his employer will constitute an approved retirement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three Independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks — that is, no executive officer of the Company serves as a director or a compensation committee member of a company that has an executive officer serving on our Board or the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2003. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period.

Acquisition of Benton Consulting Partners

In January 2004, the Company acquired the assets of Benton Consulting Partners (“Benton Consulting”) for an aggregate contract purchase price of $1,550,000. $775,000 of this amount was paid on the closing date of the transaction. Subject to the satisfaction of certain conditions, the former owners of Benton Consulting will receive an additional $232,500 on each of the two succeeding anniversaries of the closing date. Payment of the $310,000 balance of the purchase price is dependant upon the success of various initiatives by the acquired business. John B. (Jack) Benton owned 50% of Benton Consulting and Mr. Benton currently serves as our Senior Vice President, International. The Company paid Benton Consulting an aggregate of approximately $1,668,000 during 2003 and the period in 2004 prior to this acquisition for consulting services.

Total Stockholders Return*

Comparison of Cumulative Total Return

(Dividends Reinvested)
eFunds Corporation, Nasdaq Composite Index and
Nasdaq Computer and Data Processing Services Index

	June 27,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003

eFunds Corporation	$100.00	$70.67	$105.77	$70.08	$133.46
Nasdaq Composite Index	$100.00	$64.09	$50.54	$34.61	$51.91
Nasdaq Computer and Data Processing Services Index	$100.00	$57.01	$43.12	$27.38	$41.11

*Assumes $100 invested on June 27, 2000 in eFunds’ Common Stock, the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Index with all dividends reinvested. The Company’s shares began trading on the New York Stock Exchange (NYSE) on January 2, 2004 under the symbol “EFD.”

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors presently consists of four non-employee directors: Jack Robinson (Chairman), Richard J. Almeida, John J. (Jack) Boyle III and Sheila A. Penrose. All of the members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of this charter, as revised by the Board on February 20, 2004, is attached as Appendix I to this Proxy Statement.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent accountants. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2003 were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 that has been filed with the Securities and Exchange Commission.

Members of the Audit Committee

Jack Robinson (Chairman)

Richard J. Almeida
John J. (Jack) Boyle III
Sheila A. Penrose

The Charter for the Audit Committee provides that the provision of all auditing services (including providing comfort letters in connection with securities underwritings) and any non-audit services (other than non-audit services subject to the de minimus exception provided for by the Sarbanes-Oxley Act of 2002) by the Company’s auditor is subject to the pre-approval of the Audit Committee. In approving any permissible non-audit services, the Audit Committee must consider whether the auditor’s performance of those services is compatible with the auditor’s independence. The duty to pre-approve permissible non-audit services may be delegated to one or more members of the Audit Committee.

Audit Fees

The aggregate fees billed by KPMG LLP and its affiliates (collectively, “KPMG LLP”) for professional audit services rendered for the audit of the Company’s annual consolidated financial statements for 2003 and for the review of certain of the Company’s other regulatory filings during that year were $657,970.

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and certain other regulatory filings for that fiscal year were $1,236,171. The aggregate fees billed by Deloitte for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and other regulatory filings during 2003 were $394,927.

Audit Related Fees

KPMG LLP did not provide the Company with any audit related services during the year ended December 31, 2003. Deloitte billed the Company $15,100 for auditing services related to the Company’s employee benefit plans provided in 2003 and $12,500 for similar services provided in 2002.

Tax Fees

The aggregate fees billed by KPMG LLP for tax planning and compliance services provided during the year ended December 31, 2003 were $11,000. These services were provided prior to the date KPMG LLP was retained as the Company’s independent auditor.

The aggregate fees billed by Deloitte for tax planning and related services provided during the year ended December 31, 2002 were $226,315. Deloitte billed the Company $19,783 for tax planning and related services provided during 2003.

All Other Fees

KPMG LLP billed the Company $88,675 for services related to service auditor attestation reports (SAS 70s) provided in 2003.

Deloitte billed the Company $511,574 for service auditor attestation reports and internal audit related services consisting primarily of reviews of certain internal controls and processes provided during 2002. Deloitte billed the Company $309,180 for service auditor attestation services provided in 2003. Deloitte also billed the Company $51,420 during the year ended December 31, 2002 for valuation analysis services provided during that year.

Changes in Registrant’s Certifying Accountant

Arthur Andersen & Associates of India (“Arthur Andersen India”), which audited the financial statements of iDLX Holdings B.V. (a consolidated subsidiary of the Company), as of and for the year ended December 31, 2001, ceased operations in 2002. Arthur Andersen India expressed an unqualified opinion on the financial statements audited by them in their report dated January 25, 2002. Prior to the date Arthur Andersen India ceased providing iDLX Holdings B.V. with audit services, there were no disagreements between the Company or iDLX Holdings B.V. and Arthur Andersen India on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the subject matter of that disagreement in connection with its reports.

On December 1, 2002, iDLX Holdings B.V. engaged SR Batliboi and Associates, an Indian accounting firm that is a member of Ernst & Young Global (“SR Batliboi”), as its independent auditor. The decision to engage SR Batliboi was made by management and the Audit Committee of the Board of Directors did not recommend this change in accountants or provide formal prior approval of the change.

Deloitte, the Company’s former principal accountant, did not audit the financial statements of iDLX Holdings B.V., which statements reflected total assets constituting 11% of the consolidated total assets of the Company as of December 31, 2002 and 6% and 30% of the Company’s consolidated net revenue and net income, respectively, for the year then ended. These statements were audited by SR Batliboi and SR Batliboi expressed an unqualified opinion on these financial statements in their report. The report of SR Batliboi was furnished to Deloitte and its opinion regarding the Company’s financial statements for 2002, insofar as it relates to the amounts included for iDLX Holdings B.V., was based solely on the reports of SR Batliboi.

Deloitte’s report on the Company’s financial statements for 2002 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Deloitte resigned as the Company’s independent auditors following the completion of an engagement to review the Company’s interim consolidated financial statements as of and for the three-and nine-month periods ended September 30, 2003. This engagement was completed on November 14, 2003 and Deloitte’s resignation was effective as of that date. The Company’s Audit Committee did not recommend that Deloitte resign.

During the 2002 fiscal year, and the subsequent interim period through the date of Deloitte’s resignation, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports, other than as described in the following two paragraphs.

The Company and Deloitte had a difference of opinion with respect to the accounting for revenue related to a contract executed in March 2003 between the Company and an electronic funds processing customer. The Company and Deloitte disagreed about whether an option included in the contract that allows the customer to license the Company’s software under certain circumstances following the termination of the processing services provided by the Company had value such that a portion of the revenues from the contract would be required to be deferred over a four year period. Deloitte and the Company also differed on the methodology to be used to determine any value that may be attributable to the option. The difference between the accounting treatment afforded to the contract by the Company and the accounting treatment proposed by Deloitte was not material to the Company’s results of operations or financial position as of or for any of the quarterly periods ended March 31, 2003 or June 30, 2003. The Audit Committee has discussed this matter with Deloitte.

This disagreement was satisfactorily resolved prior to the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, when the Company agreed to use the methodology that had been recommended by Deloitte to determine the value that should get attributed to the option. The application of this methodology to the contract resulted in an adjustment that served to defer approximately $550,000 in revenues from the contract for the nine-month period ended September 30, 2003. This adjustment was included in the Company’s interim consolidated financial statements as of and for the three and nine-month periods ended September 30, 2003.

The Company authorized Deloitte to respond fully to any inquiries by its successor as the Company’s independent accountants concerning the accounting treatment afforded by the Company to this contract.

On November 20, 2003, the Company’s Audit Committee engaged KPMG LLP as the Company’s new independent principal accountant to audit the Company’s financial statements.

Effective December 11, 2003, the Audit Committee of the Board of Directors of eFunds Corporation voted to dismiss SR Batliboi and retain KPMG India Private Limited as independent auditor for iDLX Holdings B.V. During the Company’s two most recent fiscal years and subsequent interim periods there were no disagreements with SR Batliboi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of SR Batliboi would have caused them to make reference to such disagreements in their reports. SR Batliboi’s report on the 2002 financial statements of iDLX Holdings B.V. did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Ratification of Appointment of Auditors

The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2004 and to perform other accounting services.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Audit Committee has submitted the selection of KPMG LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of KPMG LLP.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

If this selection is not ratified, the Audit Committee of the Board of Directors will reconsider its selection of KPMG LLP.

ITEM 3. OTHER BUSINESS

The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

Stockholder Proposals for the 2005 Annual Meeting

Any stockholder proposals intended to be presented at the Company’s 2005 annual meeting of stockholders (the “2005 Meeting”) must be received by the Company no later than December 23, 2004 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for the 2005 annual meeting may not be presented in any manner at the Meeting unless the stockholder wishing to make such proposal follows certain specific notice or procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 23, 2004.

Stockholder Communication with the Board

The Board of Directors has implemented a process by which our stockholders may send written communications to the attention of the Board, our Governance Committee or a specified individual director. Any such communication should be sent to the Board of Directors (or an individual director) c/o Chief Executive Officer or Corporate Secretary, eFunds Corporation, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. All such communications will be forwarded to the Board, or the relevant director, in conjunction with the distribution of materials for the next regularly scheduled meeting of the Board or earlier, if the CEO determines that the circumstances warrant prompter communication.

Householding

We have been notified that certain intermediaries (brokers or banks) will deliver only one copy of our annual report and this proxy statement to multiple shareholders who share the same address and last name, unless they have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We will deliver promptly, upon oral or written request, separate copies of our annual report and proxy statement to any shareholder who shares an address with another shareholder. If you wish to receive separate copies of one or both of these documents, you may write to eFunds Corporation, Attn: Investor Relations, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, or call (480) 629-7700. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Ethics Policy

The Company has adopted an Ethics Policy that applies to all of its associates and directors, including its principal executive officer, principal financial officer, principal accounting officer and controller. Any amendments to the Ethics Policy, or waivers of its provisions, that apply to one or more of these officers will be disclosed on our website (www.efunds.com).

April 22, 2004	By Order of the Board of Directors

/s/STEVEN F. COLEMAN
Steven F. Coleman
Secretary

Appendix I

eFunds Corporation

AUDIT COMMITTEE CHARTER

(As revised February 20, 2004)

PURPOSE

The Audit Committee is chosen by the Company’s Board of Directors (“Board”) to assist the Board in monitoring the (i) integrity of the financial statements of the Company; (ii) compliance by the Company with the policies it has established to ensure its adherence to applicable legal and regulatory requirements; (iii) independence, qualifications and performance of the Company’s internal auditors and outside auditors and (iv) the Company’s system of disclosure controls and its internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee should encourage continuous improvement of and foster adherence to the Company’s policies and procedures at all levels. The Audit Committee should also provide an avenue of communication between the Company’s management, independent auditors, internal audit department and the Board. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, determine that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles or assure the operating effectiveness of internal controls or accounting systems. These matters are the responsibility of management, the outside auditors and other professional experts, such as legal counsel.

MEMBERSHIP AND MEETINGS

The members of the Audit Committee will be selected based on the recommendations of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) and shall consist of a minimum of three members of the Board of Directors, all of whom must meet the independence and experience requirements under all laws, rules and regulations applicable to the Company. All of the members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. The Board, or a committee thereof, shall determine whether at least one member of the Audit Committee qualifies as an “audit committee financial expert” under the criteria established by the Securities and Exchange Commission (the “SEC”) and any other relevant regulatory entity having jurisdiction over the Company. The existence of such member, including his or her name and whether or not he or she is independent, shall be disclosed in the Company’s periodic filings as required by the SEC. At least one member of the Audit Committee must have accounting or related financial management expertise, as determined by the Board in the exercise of its business judgment. No member of the Audit Committee may serve on the audit committee of more than three public companies unless the Board of Directors determines that such simultaneous service does not impair the ability of such member to serve on the Audit Committee. Unless the Board elects a chair of the Audit Committee, the members of the Committee may designate a chairperson of the Committee by majority vote.

Members of the Audit Committee may not own, beneficially or of record, more than 10% of the Company’s outstanding equity securities or serve as a general or managing partner, director, controlling shareholder or officer of any such holder or any business or organization which otherwise controls, is controlled by or is under common control with the Company. Members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than in their capacity as a member of the Board of Directors or its Committees. For purposes of the foregoing, compensatory payments to an Audit Committee member’s spouse, minor children or stepchildren or adult children sharing the same home as the member and payments to an entity in which the Audit Committee member is a partner, member, managing director, executive or principal and which provide advisory services to the Company or its subsidiaries (e.g. accounting firms, law firms and investment banks) shall be deemed to constitute fees paid to the relevant Audit Committee member. If an Audit Committee member ceases to be independent for reasons outside of the member’s reasonable control, he or she may remain on the Audit Committee for such time as may be permitted by the listing standards of Nasdaq or any exchange applicable to the Company or pursuant to any exemption provided by the SEC.

The Audit Committee will meet at least four times annually or more frequently as circumstances dictate. Each regularly scheduled meeting with conclude with an executive session of the Committee. The Company’s independent auditors, the director of the Company’s internal auditing function and other representatives of management shall periodically attend portions of these executive sessions to discuss any matters that the Audit Committee or members of these groups believe should be discussed privately. The Audit Committee shall make regular reports to the Board in the performance of its duties.

RESPONSIBILITIES AND DUTIES

Independent Auditors

The independent auditors for the Company shall report directly to the Audit Committee and the Audit Committee shall have the sole authority to select, appoint, evaluate and replace the Company’s independent auditor. The Audit Committee shall be directly responsible for the compensation of the independent auditor selected by it and the oversight of their work, including, in the event that they arise, the resolution of any disagreements between management and the independent auditor regarding financial reporting. If the Company provides a recommendation to its stockholders regarding the ratification of the selection of independent auditors, that recommendation must be sponsored by the Audit Committee.

All auditing services (including providing comfort letters in connection with securities underwritings) and any non-audit services (other than non-audit services subject to the de minimus exception provided for by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) provided to the Company by its auditor shall be pre-approved by the Audit Committee and the Audit Committee shall consider whether the auditor’s performance of permissible nonaudit services is compatible with the auditor’s independence. The duty to preapprove nonaudit services provided by the Company’s independent auditor may be delegated to one or more designated members of the Audit Committee, with any such approval being reported to the Audit Committee at its next regularly scheduled meeting. The approval of any nonaudit services shall be disclosed in the Company’s periodic reports as required by the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder. In no event, however, may the Company’s auditors provide any of the following non-audit services to the Company contemporaneously with its audit:

•	bookkeeping or other services related to the accounting records or financial statements of the Company;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services

•	management functions or human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Accounting Oversight Board shall determine by regulation is impermissible.

On an annual basis, the Audit Committee shall receive confirmation from its independent auditor that the audit partner and concurring audit partner assigned to the Company have not performed audit services for the Company for more than five years and that there are no impermissible conflicts of interest resulting from the Company’s employment of persons who were formerly employed by its independent auditor. Each such confirmation shall be completed prior to the time the independent auditor commences its audit of the Company.

The Audit Committee shall require that the Company’s independent auditors hold timely discussions with the Audit Committee regarding the following:

•	All critical accounting policies and practices to be used by the Company,

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, the ramifications of the use of such alternative disclosures and treatments, and any treatment preferred by the independent auditors that has not been adopted by the Company;

•	Other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences;

•	Significant changes in the outside auditor’s audit plan, serious disagreements with management or difficulties encountered in the course of the audit work, and other matters related to the audit which are customarily communicated to the Audit Committee under generally accepted auditing standards;

•	Any problems or difficulties noted by the independent auditor and management’s response;

•	The independent auditor’s attestation and report on management’s internal control report; and

•	An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, including the significant reporting issues and judgments made in the preparation of the Company’s financial statements.

Interested Party Transactions

The Audit Committee must approve, in advance, any transaction to which the Company or any of its subsidiaries is to be a party in which any of the following persons has or will have a direct or indirect material interest:

•	Any director or executive officer of the Company;

•	Any nominee for election as a director;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any member of the immediate family (spouse, parents, children or stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law) of any of the foregoing.

Transactions in which any director of the Company has or will have a material interest must also be approved in advance by the Governance Committee.

For purposes of the foregoing, a person shall not be deemed to have a direct or indirect material interest in a transaction between the Company or one or more or its subsidiaries and another business or organization if:

(i) The person’s interest arises because the person serves as a director of the other business or organization and the person owns less that 5% of its outstanding securities;

(ii) the person’s interest arises because the person serves as an officer of the other business or organization and in no event will the amounts involved in the transaction exceed 1% of (A) the Company’s gross revenues during the fiscal year in which the transaction occurs or its prior fiscal year, whichever is lower, or (B) the gross revenues of the other business or entity during its prior or current fiscal year, whichever is lower; or

(iii) the person’s interest arises by reason of a combination of one or more of the foregoing.

Code of Ethics

The Audit Committee shall periodically review the code of ethics (the “Ethics Code”) for the Company and its associates, including its chief executive officer, principal financial officer, controller or principal accounting officer or persons performing similar functions and recommend any necessary or desirable modifications to such Code to the Board. The Audit Committee will seek to ensure that the Ethics Code addresses, at a minimum, (i) the matters required by any law, rules or regulation applicable to the Company, including any laws, rules or regulations regarding the hiring of employees or former employees of the Company’s independent auditor, (ii) procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and (iii) procedures for the confidential, anonymous submission by associates of the Company regarding questionable accounting or auditing matters. Only the Audit Committee shall be empowered to waive the application of the Ethics Code with regard to a material departure from its provisions and the Committee shall promptly disclose any such waiver to the Board and, when legally required to do so, the Company shall disclose such waiver to its stockholders. The Audit Committee will periodically review management’s monitoring of compliance with the Company’s Ethics Code.

General

In order to accomplish its objectives, the Audit Committee will do the following:

A. review and discuss the Company’s annual and quarterly financial statements with management and its independent auditor, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s periodic filings with the SEC;

B. discuss with the outside auditors matters required to be discussed by Statement of Auditing Standards No. 61, as the same may be modified or supplemented;

C. ensure that the Committee receives the written disclosures and the letter from the outside auditors required by Independence Standards Board Standard No. 1, as the same may be modified or supplemented, including written statements delineating all relationships between the outside auditors and the Company;

D. actively engage in dialogues with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and make recommendations to the Board with respect to appropriate action to ensure the independence of the outside auditors;

E. recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and review with management and the independent auditors the Company’s Quarterly Reports on Form 10-Q prior to their filing;

F. review all reports on the Company’s internal controls (or summaries thereof) and other relevant reports of financial information submitted by the Company to any governmental body or the public, including the management certifications required by the Sarbanes-Oxley Act and relevant reports rendered by the independent auditors (or summaries thereof;)

G. review earnings releases with management and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms regarding the types of information to be disclosed and the type of presentation to be made;

H. at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken by the firm to deal with any such issues; and all relationships between the independent auditor and the Company;

I. in consultation with the independent auditors and the Company’s internal auditors, review the integrity of the Company’s financial reporting processes (both internal and external) and internal control structure (including disclosure controls):

J. periodically meet with representatives of the Company’s disclosure committee to discuss any matters of concern arising from the disclosure committee’s quarterly process to assist the CEO and the CFO with their Sarbanes-Oxley certifications;

K. review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

L. review analyses prepared by management (and/or the independent auditor) setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and the effect of regulatory and accounting initiatives, alternative GAAP methods and any off-balance sheet structures on the financial statements of the Company;

M. review the activities, regular internal reports (or summaries thereof) to management, organization and qualifications of the Company’s internal audit function and advise management on the selection or removal of the Company’s internal audit director;

N. annually review and approve changes (if any) to the internal audit charter;

O. periodically review with the internal audit director any significant difficulties, disagreements with management or scope restrictions encountered in the course of the activities of his or her function;

P. periodically review with the independent auditor and with the internal audit director, the budget, staffing and responsibilities of the Company’s internal audit function;

Q. review with the Company’s counsel legal compliance matters and any legal matters that could have a significant impact on the Company’s financial statements;

R. discuss management’s policies with regard to risk assessment and management, including the Company’s major financial and accounting risk exposures and the steps taken to mitigate or control them;

S. review with the Company’s independent auditors, its internal audit department and management the extent to which any changes or improvements in the Company’s financial or accounting practices approved or recommended by the Audit Committee have been implemented;

T. oversee the preparation of the Audit Committee report that the SEC requires be included in the Company’s annual proxy statement;

U. at least annually, review and assess the adequacy of this charter and the performance of the Committee against its requirements and recommend to the Board any changes to this charter believed by the Audit Committee to be appropriate and necessary; and

V. review and approve such reports or statements and take such further actions as may be required by the Board, any applicable laws, rules or regulations or the Company’s certificate of incorporation and bylaws.

SCOPE OF AUTHORITY

The scope of authority delegated herein to the Audit Committee shall include the power to conduct or authorize investigation into any matters within the Audit Committee’s general scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants and other advisors as the Audit Committee determines to be necessary to enable it to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the Company’s independent auditor and such other advisors as the Audit Committee chooses to engage as well as to support the Audit Committee’s ordinary administrative expenses.

DETACH HERE	ZEFUC2

PROXY

eFUNDS CORPORATION
Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, AZ 85253

The undersigned hereby appoints Paul F. Walsh, Thomas S. Liston, and Steven F. Coleman, and each of them, proxies for the 2004 annual meeting, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 20, 2004 and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to the election of directors and the ratification of the selection of the KPMG LLP as independent auditors of the Company and such other business as may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election of the named nominees as directors of the Company and FOR the ratification of the selection of KPMG LLP as independent auditors of the Company and in the proxies’ discretion upon such other business as may properly come before the meeting. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors of eFunds Corporation in connection with the 2004 annual meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

eFUNDS CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/efds		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

		DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZEFUC1

☒	Please mark votes as in this example.		#EFU

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors.
	Nominees:	(01) Richard J. Almeida
(02) Sheila A. Penrose

FOR	☐	☐	WITHHELD
ALL			FROM ALL
NOMINEES			NOMINEES

☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as independent auditors of the Company.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark box at right if you plan to attend the Annual Meeting.				☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: